Exhibit 99.1

Access National Bank Promotes Roland St. Clair-Barrie to Vice President in Its Commercial Lending Team

RESTON, Va.--(BUSINESS WIRE)--November 14, 2018--Access National Bank (“Access”) has promoted Roland St. Clair-Barrie to Vice President in its Commercial Lending team.

“Access National Bank has proven its commitment to our clients through accessibility, knowledge of the local economic environment, and agility in responding to their needs,” St. Clair-Barrie said. “I am proud to continue serving our diverse clientele and continue building more long-term business relationships with the professionals in our expanding footprint.”

St. Clair-Barrie joined Access in November 2016 as Assistant Vice President in its Commercial Lending team, focusing on growing the Bank’s commercial lending portfolio in various segments.

In his expanded role, St. Clair-Barrie will continue his contributions to the Bank’s portfolio growth through commercial and industrial (C&I) financing, asset-based lending (primarily to government contractors), and commercial real estate transactions, serving small- to middle-market businesses with $1-$200 million in annual revenue.

St. Clair-Barrie’s career began upon his graduation from the University of Lynchburg with a Bachelor of Arts in Business Administration. Prior to becoming a lender, he worked as a commercial underwriting analyst and bank officer, supporting the credit, risk management, regulatory, and distribution functions of commercial customers.

He is also an active member and contributor to many local organizations, including the Northern Virginia Chamber of Commerce, the Reston Chamber of Commerce and the Small and Emerging Contractor’s Advisory Forum.

“Roly approaches every current and prospective client with the goal of creating immediate value through his vast market knowledge and ability to provide full-service financial solutions,” said David Talebian, EVP and Group Manager at Access. “He is a client-focused banker and we look forward to his continued success as we continue to grow.”

Access National Bank and its Middleburg Bank division collectively serve the needs of businesses with $1-$200 million in revenue, as well as high-net-worth individuals and families in Metro Washington, D.C. Headquartered in Reston, Virginia, Access National Bank and its Middleburg Bank division are subsidiaries of Access National Corporation, which includes divisions specializing in residential mortgage lending and trust and wealth management. Access National Corporation trades on the NASDAQ Global Market under the symbol "ANCX." Additional information is available at AccessNationalBank.com. Member FDIC.

CONTACT:
David Talebian
EVP & Group Manager
703-871-2100